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Share Exchange Agreement

THIS AGREEMENT (the "Agreement" and/or the "Share Exchange") is entered into on the date signed below ("Agreement Date") and shall take effect as of January 1, 1998 ("Effective Date"), between Wade Cook Financial Corporation ("WCFC"), a Nevada corporation, and Quantum Marketing, Inc., a Nevada corporation ("QMI").

                                    REPRESENTATION

A. WCFC is a corporation organized and existing under the laws of the State of Nevada.

B. The authorized capital stock of WCFC consists of One Hundred Forty Million (140,000,000) shares of Common stock, par value $0.01, of which approximately Sixty One Million Two Thousand Five Hundred Eighty Three (61,002,583) shares are duly issued and outstanding as of the Agreement Date, and Five Million shares of preferred stock, par value $ 10.00, none of which are issued and outstanding.

C. The authorized capital stock of QMI consists of Twenty Four Million (24,000,000) shares of Common stock, par value $0.001, of which all are issued and outstanding as of the Agreement Date, and One Million (1,000,000) shares Preferred stock, par value $0.001, none of which are issued and outstanding.

D. WCFC and QMI enter into this Agreement whereby WCFC will acquire all of the issued and outstanding stock of QMI by issuing 45,000 restricted shares of Common stock of WCFC to the shareholders of QMI in exchange for 24,000,000 shares of Common stock of QMI. WCFC and QMI intend the exchange to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

                               AGREEMENT

In consideration of the foregoing recitals, the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Share Exchange; Effectiveness

The shareholders of shares of Common Stock of QMI shall exchange all of their shares for his or her proportionate share of 45,000 newly issued shares of Common Stock of WCFC in accordance with the terms and conditions of this Agreement. Upon the execution of this Agreement by QMI and WCFC and the receipt by WCFC of all shares

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issued in QMI, the date for the effectiveness of this Agreement (the "Effective time of the Share Exchange") shall revert back to January 1, 1998.

2.   Exchange of Shares; At the Effective Time of the Share Exchange:

A. Each shareholder of QMI shall be issued his or her proportionate share(s) of fully paid and nonassessable common stock of WCFC as stated in section 1. Each shareholder of QMI shall sign an Investment Letter attached hereto as Exhibit A pursuant to Rule 144 upon receiving WCFC shares.

B. All shares of capital stock of QMI that are tendered to WCFC shall be retained by WCFC and QMI shall become a wholly owned subsidiary of WCFC.

3.   Shares in QMI

In the event QMI becomes a publicly traded company, Robert T. Hondel shall have the option to exchange his shares in WCFC for shares in QMI, at the closing price on the day before the date of exchange, for as long as legally possible, but in no instance more than 90 days from the date of vesting or the date QMI has shares available for trading, whichever is later.

4.   Implementation

Each of WCFC and QMI shall take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under the laws of the State of Nevada to consummate and make effective the Share Exchange.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first set forth above.

QUANTUM MARKETING, INC.



By:  /s/ Robert T. Hondel               /s/ Robert T. Hondel
Name: Robert T. Hondel                  Robert T. Hondel, under
Its: President                          Power of Attorney for Meda Ann Hondel

WADE COOK FINANCIAL CORPORATION


By: /s/ Wade B. Cook
Name: Wade B. Cook,
Its: Chairman and Chief Executive Officer

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